Exhibit 99.1

News Release

Contact: Al Beaupre  (513) 487-5918

                        Milacron's Shareholders Restore

                      Principle of "One Share, One Vote"

                       CEO Ron Brown Comments on Outlook

CINCINNATI, OHIO, May 23, 2003 - Shareholders of Milacron Inc. (NYSE: MZ), a leading global supplier of plastics-processing technologies and industrial fluids, today adopted an amendment to the company's certificate of incorporation to eliminate time-phased "supervoting" rights and restore the principle of "one share, one vote."

"This action ensures that all holders of Milacron common stock have a voice in the governance of our company that is proportionate to their economic stake," Ronald D. Brown, Milacron's chairman and chief executive officer, told attendees of the company's annual shareholder meeting. "At the same time, it conforms our voting structure to current best practices in corporate governance."

In other business conducted at the meeting, shareholders re-elected three directors - Darryl F. Allen, James E. Perrella and Brown - to three-year terms and ratified the appointment of Ernst & Young LLP as independent auditors for 2003. A shareholder proposal that the board of directors consider reducing executive officers' salaries and eliminate all bonuses was defeated.

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During the meeting Brown reaffirmed the company's most recent guidance, which projects returning to profitability in the second half of 2003. He said sales may come in at the high end of the range due to currency translation effects, while earnings were likely to be at the low end of the range.

"Over the past year, Milacron has taken extraordinary measures to position the company to respond to the eventual economic recovery and to create long-term value for all our shareholders," Brown said. "Milacron remains firmly committed to building on the progress we made in 2002 to strengthen our competitive position as a premier supplier in plastics technologies while growing our successful industrial fluids business. We are confident that, through the continued dedication of our highly skilled employees, our cost-cutting and process improvement programs will be significant factors in improving operating results as we move forward."

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission.

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First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with 4,000 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit the company's website at www.milacron.com or call the toll-free investor hot line: 800-909-MILA (800-909-6452).

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